Congress Asset Management (the “Company”)
CODE OF ETHICS
February 15, 2015

1.	BACKGROUND

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires all investment advisers registered with the Securities and Exchange Commission (“SEC”) to adopt a Code of Ethics that sets forth standards of conduct and requires compliance with federal securities laws. Additionally, Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940 (the “Investment Company Act”) requires investment advisers to mutual funds to adopt a written Code of Ethics and to report any material compliance violations.

This Code of Ethics is intended to reflect fiduciary principals that govern the conduct of the Company and its associates in those situations where the Company acts as an investment adviser as defined under the Advisers Act in providing investment advice to clients (“advisory clients”).

The Code of Ethics is reviewed and signed by all associates of the Company upon hire, following material changes to this policy and annually thereafter.

CODE OF CONDUCT:

At all times, Congress associates should act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects and fellow associates. Associates should practice and encourage others to practice in a professional and ethical manner that will reflect credit on the
Company. Associates should strive to maintain and improve their competence and the competence of others in the firm. The Company and its associates will exercise reasonable care and exercise professional judgment.

FUNDAMENTAL RESPONSIBILITIES:

The Company associates will at all times maintain knowledge of and comply with all applicable laws, rules and regulations of any government, government agency regulatory organization or licensing agency. The Company associates who are designated as a Charted Financial Analyst (“CFA”) shall also be guided by the CFA Institute Code of Ethics and Standard of Professional Conduct.

Associates shall not knowingly participate or assist in any violation of such laws, rules or regulations and shall report any violations of the Code of Ethics, including violations made by other Company associates promptly to the Chief Compliance Officer (“CCO”) or President.

2.	ACCESS PERSONS

For purposes of this Code of Ethics, “Access Person” shall mean all directors, officers, general partners, associates, contractors and interns of the Company: (i) who have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or (ii) who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic.

For purposes of this Code of Ethics, all directors, officers, general partners, associates, contractors and interns of the Company are presumed to be Access Persons.

For all other key definitions and terms see Appendix 1.

3.	GENERAL PROHIBITIONS

This Code of Ethics prohibits all associates of the Company from engaging fraudulent activities. Specifically, it is unlawful and prohibited for any Access Person to:

(a)	employ any device, scheme or artifice to defraud an advisory client;

(b)
make any untrue statement of a material fact to an advisory client or omit to state a material fact necessary in order to make the statements made to an advisory client , in light of the circumstances under which they are made, not misleading;

(c)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on an advisory client; or

(d)	to engage in any manipulative practice with respect to an advisory client.

4.	COMPLIANCE REPORTING

The CCO or his designee will receive and review reports delivered by each Access Person and/or the broker, dealer or bank with whom the Access Person maintains an account, in accordance with Section 5 below. In turn, the CCO will report to The Company’s President all violations of the Code of Ethics. Such violations will also be reported to the Board of registered investment companies for which the Company is the investment advisor, in accordance with procedures adopted by such Board. In addition, the Company will immediately report all violations to the Chief Compliance Officer and principal officers of any registered investment adviser to whom the Company serves as a sub-advisor.

5.	REPORTS REQUIRED FROM ACCESS PERSONS

All Access Persons are required to submit the following reports to the CCO or his designee for themselves, and for each Immediate Family Member residing at the same address. The CCO shall identify all Access Persons and inform them of their reporting obligations under this Code of Ethics.

(a)	INITIAL AND ANNUAL HOLDINGS REPORTS. Within ten days of becoming an Access Person and annually within 30 days after each calendar year-end, each Access Person must report the following information:

(1)
The title and type of security, and as applicable the exchange ticker symbol, number of shares, and principal amount of each Covered Security and/or Reportable Fund in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(2)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(3)
The date that re report is submitted by the Access Person. Initial holdings reports must be current as of a date no more than 45 days prior to the date the person became an Access Person. Annual holdings reports must be current as of a date no more than 45 days before the report is submitted.

(b)	QUARTERLY TRANSACTION REPORTS. Each Access Person must report the following information:

(1)
Each Access Person must submit quarterly reports (within 30 days of the end of the quarter) of all personal securities transactions of Covered Securities within the period. The quarterly transaction reports are required regardless of whether there was a trade that quarter. Access Persons may satisfy the quarterly reporting obligation by directing their broker, dealer or bank to have account statements or confirmations sent directly to the investment adviser.

Each transaction reported in the Quarterly Transaction Report must include:

(i)
The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP, the interest rate and maturity date, the number of shares and the principal amount of each Covered Security and/or Reportable Fund involved;

(ii)	The nature of the transaction (i.e., purchase, sale);

(iii)	The price of the Covered Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

An Access Person may submit quarterly brokerage statements or transaction confirmations so long as such brokerage statements or transaction confirmations would be duplicative of the quarterly report filed by the Access Person. The Access Person may arrange to have brokerage statements and transaction confirmations sent directly to the CCO or his designee.

For any account established by the Access Person, in which any securities were held during the quarter, for the direct or indirect benefit of the Access Person, the Quarterly Transaction Report must include:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

6.	EXCEPTIONS TO REPORTING REQUIREMENTS

a)	Holdings and transaction reports for securities held in accounts over which the access person had no direct or indirect influence or control;

b)	Transaction reports for transactions effected pursuant to an automatic investment plan; or

c)	Transaction reports that would duplicate information included in account statements or confirmations.

7.	ADMINISTRATION OF THE CODE OF ETHICS - REPORTING VIOLATIONS AND CERTIFYING COMPLIANCE

(a)	The CCO will establish policies and procedures reasonably necessary to prevent the Company’s Access Persons from violating this Code of Ethics.

(b)
The CCO shall circulate the Code of Ethics at least annually and immediately following each material revision and receive an acknowledgement from each Access Person that the Code of Ethics has been read and understood.

(c)
The CCO or his designee shall review all Access Person reports to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred.

(d)	No designee of the CCO shall review his or her own report(s). The CCO shall review such report(s). John O’Reilly shall review the CCO’s reports.

(e)
On an annual basis, the CCO shall prepare a written report describing any issues arising under the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to the Company’s Management Committee.

(f)
On an annual basis, the Company shall provide the Chief Compliance Officer and the Board of Trustees (the “Board”) of each investment company that it serves as an investment advisor or investment sub-adviser with a written report describing any issues arising under the Code of Ethics or procedures, since the last report to the Board, including, but not limited to, information about any material violations of the Code of Ethics or procedures and any sanctions imposed in response to such violations. In addition, the Company will certify to   the Board annually that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

8.	PROHIBITED TRADING PRACTICES

(a)
No Access Person may purchase or sell directly or indirectly, any Covered Security in which he or she has direct or indirect beneficial ownership, without first obtaining preclearance from the CCO or his designee and in accordance with the Company’s Personal Securities Transaction policy and procedures.

(b)
No Access Person may obtain direct or indirect beneficial ownership in an IPO or Limited Offering without first obtaining preclearance from the CCO or his designee and in accordance with the Company’s Personal Securities Transaction policy and procedures.

(c)	No Access Person may trade ahead of an advisory client account- a practice known as “front-running.”

(d)	No Access Person may act upon, misuse or disclose any material non-public information (i.e., inside information).

9.	OUTSIDE BUSINESS ACTIVITIES

(a)	Access Persons must not enter into business arrangements and obligations which may conflict with the Company’s fiduciary duty to its clients.

(b)	Further the serving on boards of companies whose securities are owned by mutual funds advised or sub-advised by the Company is prohibited.

(c)
REPORTING OF OUTSIDE BUSINESS ACTIVITIES. Each Access Person must report to the CCO all outside employment and business activities.  Further each Access Person considering engaging in an outside business activity must receive approval from the CCO prior into entering into such an arrangement.

10.	CONFLICTS

The trust our clients place in us is critical to the success of the Company. It is the responsibility of each associate to identify and report to his/her manager and the CCO of situations which may have real or perceived conflicts of interests among and/or between the Company, its clients, affiliates and non-affiliated business partners (“Conflicts”). Further:

(a)	The CCO will ensure that all known Conflicts which are deemed material by the CCO are properly disclosed in the firm’s Form ADV Part 2A and other documents requiring such disclosure.

(b)	Each Conflict which is escalated to the CCO will be presented to senior management for review and determination of how it will be remediated and/or managed.

(c)	The CCO will be responsible for monitoring the firm’s ongoing management of its Conflicts.

11.	RECORD MAINTENANCE

The CCO, or his designee, shall maintain or cause to be maintained in a readily accessible place the following records:

1.	A copy of each Code of Ethics adopted by the firm that is in effect, or at any time within the past five years was in effect.
2.
A record of any violation of this Code of Ethics and any action that was taken as a result of such violation, must be maintained for a period of five years after the end of the fiscal year in which the violation occurs.

3.	A record of compliance certifications for each Access Person of the firm must be maintained for at least five years.
4.
A copy of each report made by an Access Person, including any information provided in lieu of the reports, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided.

5.
A list of all persons who are currently, or within the preceding five years were, Access Persons, or who are currently or within the preceding five years were responsible for reviewing Access Person reports.

6.
A copy of each annual written report, provided to the Board pursuant to this Code of Ethics, must be maintained for a period of five years after the end of the fiscal year in which the written report is made.

7.
A record of any decision, and the reasons supporting the decision, to approve the acquisition of IPOs or Limited Offerings, must be maintained for a period of five years after the end of the fiscal year in which the approval is granted.

12.	SANCTIONS

As to any material violation of this Code of Ethics, the Company will review each violation and apply sanctions to an Access Person causing such violation(s) which may include, but are not limited to: (1) a written reprimand in the Access Person's employment file; (2) a suspension from employment; and/or (3) termination from employment.

ACKNOWLEDGED AND AGREED:

I have read, and I understand the terms of, this Code of Ethics. By:

Name:

Title:

Date:

The Company:

Date Received:

Chief Compliance Officer Signature:

APPENDIX 1

DEFINITIONS

ACCESS PERSON

For purposes of this Code of Ethics, “Access Person” shall mean all directors, officers, general partners, associates, contractors and interns of the Company: (i) who have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or (ii) who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic.

For purposes of this Code of Ethics, all directors, officers, general partners, associates, contractors and interns of the Company are presumed to be Access Persons.

COVERED SECURITY

Includes any Security (see below) but does not include (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies (i.e., mutual funds) other than Reportable Funds.

IMMEDIATE FAMILY MEMBER

Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship).

INITIAL PUBLIC OFFERING (IPO)

An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

LIMITED OFFERING

An offering that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

PURCHASE OR SALE OF A COVERED SECURITY
Includes, among other things, the writing of an option to purchase or sell a Covered Security.

REPORTABLE FUND

Includes, for a particular Access Person, any registered investment company, including a Fund, for which the investment adviser with whom the Access Person is associated, if any, (the “Associated Adviser”) serves as investment adviser (as defined in Section 2(a)(20) of the Investment Company Act) or any registered investment company, including a Fund, whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.

SECURITY

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.